Exhibit 3.6

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)

1)
Name and jurisdiction of organization of each constituent entity (NRS 92A.200). If there are more than four merging entities, check box ☐and attach an 8½” x 11” blank sheet containing the required information for each additional entity.

Thunderball Entertainment, Inc.
Name of merging entity

Nevada	corporation
Jurisdiction	Entity type

and,

Philadelphia Mortgage Corp.
Name of surviving entity

Nevada	corporation
Jurisdiction	Entity type

2)	Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.1 90): NOT APPLICABLE.

3)
(Choose one)

☒    The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

☐ The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180)

4)
Owner’s approval (NRS 92A.200) (options a, b, or c must be used, as applicable, for each entity) (if there are more than four merging entities, check box ☐and attach an 8½” x 11” blank sheet containing the required information for each additional entity):

(a)	Owner’s approval was not required from: Thunderball Entertainment, Inc.

and, or; Philadelphia Mortgage Corp.

(b)	The plan was approved by the required consent of the owners of: NOT APPLICABLE.

(c)	Approval of plan of merger for Nevada non-profit corporation (N RS 92A.160):

38

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

5)
Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

Article I of the surviving entity’s articles of incorporation shall be amended upon the filing of these Articles of Merger to read in its entirety as follows:

The name of the corporation is: Thunderball Entertainment, Inc.

6)	Location of Plan of Merger (check a or b):

☐	(a) The entire plan of merger is attached;

or,

☒
(b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7)	Effective date (optional):

8)
Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; a trustee of each Nevada business trust (NRS 92A.230).*

(if there are more than four merging entities, check box ☐and attach an 8%” x 11” blank sheet containing the required information for each additional entity.):

Thunderball Entertainment, Inc.
Name of merging entity

_____________________________	Chief Executive Officer	5/19/05

Philadelphia Mortgage Corp.
Name of surviving entity
_____________________________	Chief Executive Officer	5/19/05
Signature	Title	Date

39